Exhibit 23.1

Consent of UHY LLP

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 33-61645, 333-37878), on Form S-3 (Registration No. 333-114483) and in the related Prospectus of TOR Minerals International, Inc. of our report dated March 17, 2008, with respect to the consolidated financial statements of TOR Minerals International, Inc. and Subsidiaries as of December 31, 2007 and 2006 and for each of the three years ended December 31, 2007 included in this Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ UHY LLP
Houston, Texas
March 17, 2008